Exhibit 99.1

NEWS RELEASE	FOR IMMEDIATE RELEASE

DCB Financial Corp Announces Second Quarter 2016 Results

Lewis Center, OH, August 8, 2016 - DCB Financial Corp (the “Company”), (OTCPink:DCBF), parent holding company of The Delaware County Bank & Trust Company, Lewis Center, Ohio (the “Bank”) announced net income of $331,000 or $0.04 per diluted share for the three months ended June 30, 2016, compared to net income of $144,000 or $0.02 per diluted share for the same period in 2015.

Net income was $447,000 or $0.06 per diluted share for the six months ended June 30, 2016, compared to net income of $383,000 or $0.05 per diluted share for the same period in 2015.

Ronald J. Seiffert, Chairman, President and CEO of the Company said, “The final phase of the expansion of our residential lending and SBA lending operations was implemented in the second quarter, as we began to sell certain of both products to investors on the secondary market. Earnings for the second quarter were favorably impacted by such sales which generated net gains of $478,000.”

Balance Sheet Highlights

Total assets were $556.1 million at June 30, 2016, compared with $553.2 million at March 31, 2016 and $541.3 million at December 31, 2015. Much of the increase in assets in the first half of 2016 was in the Company’s loan portfolio (including held for sale), which increased $18.0 million or 4.7%, to $396.6 million at June 30, 2016.

Deposits totaled $467.6 million at June 30, 2016, compared with $462.2 million at March 31, 2016 and $474.5 million at December 31, 2015. Most of the increase during the quarter was the result of an increase in municipal deposit balances of $2.8 million during the quarter.

Shareholders’ equity was $59.9 million at June 30, 2016, compared with $59.3 million at March 31, 2016 and $58.8 million at December 31, 2015. The increase in shareholders’ equity in the first half of 2016 was attributable primarily to net income of $447,000 and to an increase in accumulated other comprehensive income of $605,000 due to higher unrealized gains on securities available-for-sale. The Company’s tangible common equity to tangible assets ratio was 10.8% at June 30, 2016.

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The Bank’s common equity tier 1 capital ratio was 12.51% and its total risk-based capital ratio was 13.70% at June 30, 2016, both of which were well above the regulatory thresholds required to be classified as a “well-capitalized” institution, which are 6.5% and 10.0%, respectively.

Asset Quality and the Provision for Loan Losses

Delinquent loans (including non-accrual loans) totaled $1.6 million or 0.41% of total loans at June 30, 2016, compared to $1.7 million or 0.43% of total loans at March 31, 2016 and $1.5 million or 0.41% of total loans at December 31, 2015. Non-accrual loans totaled $1.4 million or 0.36% of total loans at June 30, 2016, compared to $1.2 million or 0.30% of total loans at March 31, 2016 and $1.2 million or 0.32% of total loans at December 31, 2015.

Non-performing assets were $8.0 million or 1.43% of total assets at June 30, 2016, compared to $7.7 million or 1.40% of total assets at March 31, 2016 and $7.3 million or 1.35% of total assets at December 31, 2015. Troubled debt restructurings (“TDR’s”), which are performing in accordance with the restructured terms and accruing interest, but are included in non-performing assets, were $6.5 million at June 30, 2016, compared to $6.4 million at March 31, 2016 and $6.0 million at December 31, 2015.

Net recoveries of $255,000 were recorded in the second quarter of 2016, compared to net recoveries of $2,000 in the first quarter of 2016 and net recoveries of $75,000 in the year ago quarter. There was no provision for loan losses recorded in the three months and six months ended June 30, 2016. The provision for loan losses was $150,000 in first half of 2015, all of which was recorded in the first quarter of 2015. The allowance for loan losses was $4.6 million at June 30, 2016, compared to $4.3 million at March 31, 2016 and December 31, 2015. The ratio of the allowance for loan losses to total loans was 1.17% at June 30, 2016, compared to 1.11% at March 31, 2016 and 1.14% at December 31, 2015.

The ratio of the allowance for loan losses to non-performing loans (including TDR’s) was 58.0% at June 30, 2016, compared to 56.6% at March 31, 2016 and 59.7% at December 31, 2015. The ratio of the allowance for loan losses to non-accrual loans was 323% at June 30, 2016, compared to 365% at March 31, 2016 and 355% at December 31, 2015.

Net Interest Income

Net interest income totaled $4.2 million in the quarter ended June 30, 2016, compared to $4.2 million in second quarter of 2015 and $4.1 million in the first quarter of 2016. The net interest margin was 3.41% in the second quarter of 2016, compared to 3.40% in the year-ago quarter and 3.33% in the first quarter of 2016.

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Total average interest-earning assets were $499.1 million in the second quarter of 2016, compared to $491.1 million in the year-ago quarter and $495.9 million in the first quarter of 2016. Average loans outstanding in the second quarter of 2016 were $395.7 million or 79.3% of total average interest-earning assets, compared with $378.0 million or 77.0% in the year-ago quarter and $381.7 million or 77.0% of total average interest-earning assets in the first quarter of 2016.

Total average interest-bearing deposit balances were $342.6 million in the second quarter of 2016, compared to $358.1 million in the year-ago quarter and $349.3 million in the first quarter of 2016. The average balances of interest-bearing demand, savings and money market accounts (transaction accounts) increased $7.5 million to $290.2 million in the second quarter of 2016 compared to the year-ago quarter, partially offsetting a decrease in the average balance of time deposits of $23.0 million. Transaction accounts comprised 84.7% of total interest-bearing deposits in the second quarter of 2016, compared to 78.9% in the year-ago quarter and 82.3% of total interest-bearing deposits in the first quarter of 2016.

Net interest income totaled $8.3 million in the six months ended June 30, 2016 and 2015. The net interest margin was 3.35% for the six months ended June 30, 2016, compared with 3.45% in the year-ago period.

Average interest-earning assets were $497.5 million in the first half of 2016, which was an increase of $9.5 million or 1.9% from the first half of 2015. Average loans outstanding in the first half of 2016 increased $9.2 million compared to the year-ago period, and totaled 78.1% of total interest-earning assets in the six months ended June 30, 2016, compared with 77.8% in the year-ago period.

The average balance in time deposits decreased $18.8 million in the first half of 2016 compared with the year-ago period, while the average balances in lower-costing transaction accounts increased $7.9 million. Transaction accounts comprised 83.5% of total interest-bearing deposits in the first half of 2016, compared to 78.7% in the first half of 2015. The changes in the composition of average deposit balances in the three and six months ended June 30, 2016 was primarily the result of the movement of large municipal time deposit maturities into money market accounts and off-balance sheet investment accounts.

Non-Interest Income and Non-Interest Expenses

Non-interest income was $1.8 million in the second quarter of 2016, compared to $1.2 million in the year-ago quarter and $1.3 million in the first quarter of 2016. Gains on sales of loans totaled $478,000 in the second quarter of 2016, reflecting the launch in the second quarter of secondary market sales of SBA and residential mortgage loans. Total loan sales in the second quarter were $9.4 million, of which $4.7 million were the 75% guaranteed portion of SBA loans and $4.7 million were residential mortgages. Gains on sales of SBA loans and residential mortgages in the second quarter totaled $414,000 and $64,000, respectively. The Company did not sell any loans in 2015 or in the first quarter of 2016. Service charges, wealth management fees and treasury management fees increased an aggregate $168,000 or 17.4% in the second quarter of 2016 compared with the year-ago quarter, primarily from the impact of changes to certain of the Bank’s fees and service charges and from business development activities.

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Non-interest income was $3.1 million in the first half of 2016, compared to $2.3 million in the first half of 2015. Gains on sales of loans accounted for approximately 61% of the increase in non-interest income, with the balance of the increase being driven by changes to certain of the Bank’s fees and service charges and from business development activities.

Non-interest income accounted for 29.8% of total revenue in the second quarter of 2016, compared to 22.1% in the year-ago quarter and 24.6% in the first quarter of 2016. Non-interest income accounted for 27.3% of total revenue in the first half of 2016, compared with 21.9% in the year-ago period.

Non-interest expenses were $5.7 million for the second quarter of 2016, compared with $5.2 million in the year-ago quarter and $5.4 million for the first quarter of 2016. Salaries and benefits increased $309,000 in the second quarter of 2016 compared to the year-ago quarter due primarily to the previously-announced hiring of the small business lending team and residential mortgage originators in the fourth quarter of 2015. The Company’s efficiency ratio was 93.7% in the second quarter of 2016, compared with 97.3% in the year-ago quarter and 99.6% in the first quarter of 2016.

Non-interest expenses were $11.0 million in the first half of 2016, compared to $10.1 million in the first half of 2015. Salaries and benefits increased $639,000 due primarily to the hiring of the small business lending team and residential mortgage originators. The Company’s efficiency ratio was 96.5% for the first half of 2016, compared to 95.0% in the year-ago period.

Income Taxes

Income tax expense was $52,000 in the second quarter of 2016. An income tax benefit of $43,000 was recorded for the six months ended June 30, 2016. The amount of income tax expense or benefit recognized in each of the first two quarters of 2016 was impacted by the overall amount of pre-tax income and the amount of pre-tax income that is not subject to federal income taxes, which is comprised primarily of income from bank-owned life insurance.

About DCB Financial Corp

DCB Financial Corp is a financial holding company formed under the laws of the State of Ohio. The Company is the parent of The Delaware County Bank & Trust Company, a state-chartered commercial bank. The Bank conducts business from its main offices at 110 Riverbend Avenue in Lewis Center, Ohio, and through its nine full-service and four limited-service branch offices located in Central Ohio. The Bank provides customary retail and commercial banking and cash management services to its customers, including checking and savings accounts, time deposits, IRAs, safe deposit facilities, personal loans, commercial loans, commercial leases, SBA loans, real estate mortgage loans, night depository facilities and trust and personalized wealth management services.

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Forward-Looking Statements

This press release contains certain forward-looking statements with respect to the financial condition, results of operations and business of DCB Financial Corp, including certain plans, expectations, goals, projections, and statements. These forward-looking statements involve certain risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, the following possibilities: an increase in competitive pressure in the banking industry; changes in the interest rate environment which may affect the net interest margin; changes in the regulatory environment; general economic conditions, either nationally or regionally, resulting in, among other things, in a deterioration in credit quality; changes in business conditions and inflation; changes in the securities markets; changes in technology used in the banking business; our ability to maintain and increase market share and control expenses; increases in FDIC insurance premiums may cause earnings to decrease; and other risks set forth under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015, and in subsequent filings with the Securities and Exchange Commission.

The Company does not undertake, and specifically disclaims any obligation, to publicly revise any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Contact:	DCB Financial Corp

Ronald J. Seiffert, Chairman, President and CEO

(740) 657-7000

J. Daniel Mohr, Executive Vice President and CFO

(740) 657-7510

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DCB Financial Corp

Consolidated Balance Sheets

	June 30, 2016 (unaudited)	December 31, 2015
	(Dollars in thousands, except share and per share data)
Assets
Cash and due from financial institutions	$5,851	$6,929
Interest-bearing deposits	21,357	24,963
Total cash and cash equivalents	27,208	31,892

Securities available-for-sale	83,866	87,797

Loans	392,954	378,513
Less allowance for loan losses	(4,590)	(4,333)
Net loans	388,364	374,180

Loans held for sale	3,599	-
Real estate owned	68	68
Investment in FHLB stock	3,250	3,250
Premises and equipment, net	9,832	5,091
Premises and equipment held-for-sale	-	4,771
Bank-owned life insurance	21,167	20,760
Deferred tax asset, net	10,265	10,402
Accrued interest receivable and other assets	8,443	3,053
Total assets	$556,062	$541,264

Liabilities and shareholders’ equity
Liabilities:
Deposits:
Non-interest bearing	$119,808	$124,023
Interest bearing	347,784	350,514
Total deposits	467,592	474,537

Borrowings	17,301	4,520
Obligations under capital lease	8,096	-
Accrued interest payable and other liabilities	3,217	3,360
Total liabilities	496,206	482,417

Shareholders’ equity:
Common stock	16,918	16,410
Retained earnings	50,246	49,799
Treasury stock	(7,520)	(7,416)
Accumulated other comprehensive income	1,041	436
Deferred stock-based compensation	(829)	(382)
Total shareholders’ equity	59,856	58,847
Total liabilities and shareholders’ equity	$556,062	$541,264

Common shares outstanding	7,340,786	7,281,237
Book value per common share	$8.15	$8.08

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DCB Financial Corp

Consolidated Statements of Operations (Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2016	2015	2016	2015
	(Dollars in thousands, except share and per share data)

Interest income:
Loans	$4,115	$3,953	$7,997	$7,905
Securities	507	482	1,014	987
Federal funds sold and interest bearing deposits	16	19	52	29
Total interest income	4,638	4,454	9,063	8,921

Interest expense:
Deposits:
Savings and money market accounts	180	150	358	292
Time accounts	71	92	148	184
NOW accounts	19	17	36	33
	270	259	542	509

Obligation under capital lease	80	-	134	-
Borrowings	44	36	85	71
Total interest expense	394	295	761	580

Net interest income	4,244	4,159	8,302	8,341
Provision for loan losses	-	-	-	150
Net interest income after provision for loan losses	4,244	4,159	8,302	8,191

Non-interest income:
Service charges	538	500	1,036	952
Wealth management fees	470	399	892	779
Treasury management fees	123	64	214	122
Income from bank-owned life insurance	163	165	406	408
Gain on sale of loans	478	-	478	-
Gain (loss) on sale of REO	-	(11)	-	1
Other non-interest income	30	63	97	76
Total non-interest income	1,802	1,180	3,123	2,338

Non-interest expense:
Salaries and employee benefits	3,128	2,819	6,170	5,531
Occupancy and equipment	974	1,023	1,947	1,986
Professional services	317	284	687	637
Advertising	228	141	398	249
Office supplies, postage and courier	75	72	163	151
FDIC insurance premium	90	97	178	207
State franchise taxes	118	75	234	150
Other non-interest expense	733	684	1,244	1,235
Total non-interest expense	5,663	5,195	11,021	10,146

Income before income tax (benefit)	383	144	404	383
Income tax expense (benefit)	52	-	(43)	-
Net income	$331	$144	$447	$383

Share and Per Share Data
Basic average common shares outstanding	7,346,417	7,287,435	7,328,789	7,262,541
Diluted average common shares outstanding	7,363,802	7,303,902	7,347,733	7,278,933
Basic earnings per common share	$0.04	$0.02	$0.06	$0.05
Diluted earnings per common share	$0.04	$0.02	$0.06	$0.05

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DCB Financial Corp

Consolidated Average Balances (Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2016	2015	2016	2015
	(Dollars in thousands)
Earning assets
Interest bearing cash	$15,398	$28,466	$20,246	$24,128
Securities	84,947	77,772	85,417	77,457
Tax-exempt securities	3,062	6,842	3,117	6,846
Loans	395,668	377,985	388,703	379,553
Total earning assets	499,075	491,065	497,483	487,984

Non-earning assets	60,896	41,239	54,833	41,710
Total assets	$559,971	$532,304	$552,316	$529,694

Interest bearing liabilities
Interest bearing DDA	$84,430	$80,065	$83,208	$80,734
Money market	156,289	158,782	156,979	156,920
Savings accounts	49,473	43,881	48,698	43,322
Time deposits	52,407	75,384	57,073	75,898
Borrowings	12,954	4,765	11,236	5,564
Obligation under capital lease	8,148	-	8,189	-
Total interest bearing liabilities	363,701	362,877	365,383	362,438

Non-interest bearing deposits	$124,995	$119,440	$123,440	$116,271
Other non-interest bearing liabilities	12,747	3,163	5,192	4,269
Total liabilities	501,443	485,480	494,015	482,978
Shareholders’ equity	58,528	46,824	58,301	46,716
Total liabilities and shareholders’ equity	$559,971	$532,304	$552,316	$529,694

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DCB Financial Corp

Loans and Deposits (Unaudited)

The following table sets forth the composition of the Company’s loan portfolio, excluding deferred loan costs and including loans held for sale at the dates indicated:

	June 30, 2016		March 31, 2016		December 31, 2015
	Amount	Percent	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Loan portfolio composition
Commercial and industrial	$105,530	26.7%	$101,679	26.0%	$99,213	26.2%
Commercial real estate	103,408	26.1%	106,742	27.3%	100,743	26.7%
Real estate and home equity	149,383	37.7%	142,907	36.5%	137,645	36.4%
Consumer and credit card	37,615	9.5%	39,829	10.2%	40,587	10.7%
Total loans	$395,936	100.0%	$391,157	100.0%	$378,188	100.0%

Net deferred loan costs	617		466		325
Allowance for loan losses	(4,590)		(4,335)		(4,333)
Net loans	$391,963		$387,288		$374,180

At June 30, 2016, total loans included $3.6 million in loans held for sale, which consisted of $2.5 million in commercial and industrial small business loans and $1.1 million in residential mortgages for sale on the secondary market. At March 31, 2016 and December 31, 2015 there were no loans held for sale.

The following table sets forth the composition of the Company’s deposits at the dates indicated:

	June 30, 2016		March 31, 2016		December 31, 2015
	Amount	Percent	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Deposit composition
Non-interest bearing demand	$119,808	25.6%	$125,106	27.0%	$124,023	26.1%
Interest bearing demand	87,873	18.8%	75,633	16.4%	77,616	16.4%
Total demand	207,681	44.4%	200,739	43.4%	201,639	42.5%

Savings	49,722	10.6%	48,719	10.5%	47,333	10.0%
Money market	157,136	33.6%	158,779	34.4%	154,119	32.5%
Time deposits	53,053	11.4%	54,000	11.7%	71,446	15.0%
Total deposits	$467,592	100.0%	$462,237	100.0%	$474,537	100.0%

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DCB Financial Corp

Asset Quality (Unaudited, except for December 31, 2015 data)

The following table represents a summary of delinquent loans grouped by the number of days delinquent at the dates indicated:

Delinquent loans and leases	June 30, 2016		March 31, 2016		December 31, 2015
	$	%(1)	$	%(1)	$	%(1)
	(Dollars in thousands)
30 days past due	$158	0.04%	$378	0.10%	$191	0.05%
60 days past due	56	0.01%	57	0.01%	111	0.03%
90 days past due and still accruing	-	-%	97	0.02%	2	0.01%
Non-accrual	1,423	0.36%	1,187	0.30%	1,222	0.32%
Total	$1,637	0.41%	$1,719	0.43%	$1,526	0.41%

(1) As a percentage of total loans, including loans held for sale, excluding deferred costs

The following table represents information concerning the aggregate amount of non-performing assets (includes loans held for sale):

Non-performing assets	June 30, 2016	March 31, 2016	December 31, 2015
	(Dollars in thousands)
Non-accruing loans:
Residential real estate loans and home equity	$742	$656	$668
Commercial real estate	142	-	-
Commercial and industrial	539	531	554
Consumer loans and credit cards	-	-	-
Total non-accruing loans	1,423	1,187	1,222
Accruing loans delinquent 90 days or more	-	97	2
Total non-performing loans (excluding TDR’s)	1,423	1,284	1,224

Other real estate and repossessed assets	68	68	68
Total non-performing assets (excluding TDR’s)	$1,491	$1,352	$1,292

Troubled debt restructurings(1)	$6,486	$6,374	$6,040
Total non-performing loans (including TDR’s)	$7,909	$7,658	$7,264
Total non-performing assets (including TDR’s)	$7,977	$7,726	$7,332

(1) TDR’s that are in compliance with their modified terms and accruing interest.

The following table summarizes changes in the allowance for loan losses arising from loans charged off, recoveries on loans and leases previously charged off and additions to the allowance which have been charged to expense:

Allowance for loan losses	Three months ended June 30,		Six months ended June 30,
	2016	2015	2016	2015
	(Dollars in thousands)
Allowance for loan losses, beginning of period	$4,335	$4,089	$4,333	$4,236

Loans charged-off	(33)	(78)	(88)	(507)
Recoveries of loans previously charged-off	288	153	345	285
Net recoveries (charge-offs)	255	75	257	(222)
Provision for loan losses	-	-	-	150
Allowance for loan losses, end of period	$4,590	$4,164	$4,590	$4,164

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DCB Financial Corp

Consolidated Financial Information (Unaudited)

Key Ratios	At or for the three months ended June 30,		At or for the six months ended June 30,
	2016	2015	2016	2015
Return on average assets	0.24%	0.19%	0.16%	0.19%
Return on average equity	2.26%	2.17%	1.53%	2.11%
Yield on earning assets	3.70%	3.61%	3.63%	3.68%
Cost of interest-bearing liabilities	0.44%	0.33%	0.42%	0.32%
Net interest margin (1)	3.41%	3.40%	3.35%	3.45%
Non-interest income to total income (2)	29.8%	22.2%	27.3%	21.9%
Efficiency ratio (3)	93.7%	97.1%	96.5%	94.0%

Net loans (recovered) charged-off to average loans, annualized	(0.26)%	(0.08)%	(0.13)%	0.12%
Provision for loan losses to average loans, annualized	0.00%	0.00%	0.00%	0.04%
Allowance for loan losses to total loans	1.17%	1.09%	1.17%	1.09%
Allowance for loan losses to non-accrual loans	323%	286%	323%	286%
Non-accrual loans to total loans	0.36%	0.38%	0.36%	0.38%
Non-performing assets to total assets (including performing TDR’s)	1.43%	2.18%	1.43%	2.18%
Non-performing assets to total assets (excluding performing TDR’s)	0.27%	0.51%	0.27%	0.51%

(1)	Net interest income divided by average earning assets
(2)	Non-interest income (excluding net realized gains and losses on securities and other non-recurring gains and losses) divided by the sum of net interest income and non-interest income (as adjusted)
(3)	Non-interest expense (less OREO expense and non-recurring expenses and losses) divided by the sum of net interest income and non-interest income (as adjusted)

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DCB Financial Corp

Selected Quarterly Financial Data (Unaudited)

	2016		2015
	Second	First	Fourth	Third	Second
	(Dollars in thousands, except per share data)
Interest income	$4,638	$4,425	$4,500	$4,469	$4,454
Interest expense	394	367	298	292	295
Net interest income	4,244	4,058	4,202	4,177	4,159
Provision for loan losses	-	-	-	(150)	-
Net interest income after provision for loan losses	4,244	4,058	4,202	4,327	4,159
Non-interest income	1,802	1,321	1,261	1,223	1,180
Non-interest expenses	5,663	5,358	5,157	5,150	5,195
Income before income tax	383	21	306	400	144
Income tax expense (benefit)	52	(95)	33	(10,688)	-
Net income	$331	$116	$273	$11,088	$144

Stock and related per share data
Basic and diluted earnings per common share	$0.04	$0.02	$0.04	$1.52	$0.02
Basic weighted average common shares outstanding	7,346,417	7,311,238	7,280,480	7,287,435	7,287,435
Diluted weighted average common shares outstanding	7,363,802	7,330,881	7,297,496	7,307,244	7,303,902
Common book value per share	$8.15	$8.06	$8.08	$8.05	$6.51

Capital Ratios:
Bank
Tier 1 leverage ratio	9.02%	8.97%	9.11%	9.18%	8.63%
Common equity tier 1 capital ratio	12.51%	12.60%	13.11%	13.09%	12.68%
Tier 1 risk based capital ratio	12.51%	12.60%	13.11%	13.09%	12.68%
Total risk based capital ratio	13.70%	13.75%	14.29%	14.23%	13.83%

Total equity to assets ratio (consolidated)	10.76%	10.72%	10.87%	10.83%	8.80%

Selected ratios:
Return on average assets	0.24%	0.09%	0.20%	8.26%	0.19%
Return on average equity	2.26%	0.80%	1.90%	94.9%	2.17%
Yield on earning assets	3.70%	3.54%	3.55%	3.57%	3.61%
Cost of interest-bearing liabilities	0.44%	0.34%	0.33%	0.32%	0.33%
Net interest margin	3.41%	3.33%	3.33%	3.35%	3.40%
Non-interest income to total income (1)	29.8%	24.6%	22.6%	22.9%	22.2%
Efficiency ratio (2)	93.7%	99.6%	95.0%	95.0%	97.1%

Asset quality ratios:
Net loans (recovered) charged-off to average loans, annualized	(0.26)%	0.00%	(0.13)%	(0.20)%	(0.08)%
Provision for loan losses to average loans, annualized	0.00%	0.00%	0.00%	(0.16)%	0.00%
Allowance for loan losses to total loans	1.17%	1.11%	1.14%	1.12%	1.09%
Allowance for loan losses to non-accrual loans	323%	365%	355%	314%	286%
Non-accrual loans to total loans	0.36%	0.30%	0.32%	0.35%	0.38%
Non-performing assets to total assets (including performing TDR’s)	1.43%	1.40%	1.35%	1.52%	2.18%
Non-performing assets to total assets (excluding performing TDR’s)	0.27%	0.24%	0.24%	0.39%	0.51%

(1)	Non-interest income (net of realized gains and losses on securities and other non-recurring items) divided by the sum of net interest income and non-interest income (as adjusted).

(2)	Non-interest expense (less OREO expense) divided by the sum of net interest income and non-interest income (as adjusted).

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